Exhibit 12


     UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (Unaudited)

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                                                  Three Months Ended March 31,
                                                  -----------------------------
Millions of Dollars Except Ratios                             1999   1998
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
Earnings
  Net Income (Loss).......................................... $129   $(62)
  Undistributed equity earnings..............................  (10)    (9)
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  Total......................................................  119    (71)
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Income Taxes.................................................   72    (43)
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Fixed Charges:
  Interest expense including amortization of debt discount...  192    161
  Portion of rentals representing an interest factor.........   45     45
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  Total......................................................  237    206
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Earnings Available for Fixed Charges.........................  428     92
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Total Fixed Charges -- as above.............................. $237   $206
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Ratio of earnings to fixed charges (Note  9).................  1.8    0.4
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